Execution Copy

INTRALINKS, INC.

INDEPENDENT CONTRACTOR SERVICES AGREEMENT
(Individual)

This Consulting Agreement (the "Agreement") is made and entered into as of October 6, 2010 by and between IntraLinks Holdings, Inc. and/or one or more of it subsidiaries ("Company"), and Gary Hirsch, residing at 331 Thayer Pond Road, Wilton, CT 06897, ("Contractor").  Company desires to retain Contractor as an independent contractor to perform consulting services for Company and Contractor is willing to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.           EMPLOYMENT STATUS

(a)           Contractor hereby resigns from his positions of Senior Vice President, Secretary, Chief Compliance Officer and General Counsel of the Company effective October 6, 2010.  Contractor also hereby irrevocably resigns from all other offices and positions that he holds at the Company or any of its subsidiaries effective as December 31, 2010 (the “Separation Date”).  Company hereby acknowledges and accepts the foregoing resignations of Contractor.

(b)           The Company promptly will pay Contractor a lump sum (less applicable taxes and withholding) equal to all accrued but unused vacation time as of October 6, 2010 in the amount of $11,846.00.  No further vacation time shall be payable in cash.  Company will also reimburse Contractor for all business-related expenses that he incurred prior to the Separation Date so long as such expenses are accompanied by supporting receipts and are submitted and approved in accordance with the Company’s regular practices.  To the extent the Company pays matching contributions with respect to its 401(k) savings plan to employees for the calendar year 2010, such matching contribution shall be made to Contractor.  The Separation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(c)           Other than as specified herein and as otherwise required by law, Contractor affirms that any entitlement Contractor has or has had under any Company benefit plan, program contract or policy terminates as of the Separation Date.

2.           SERVICES AND COMPENSATION

(a)         Contractor agrees to perform the services (the "Services") described in Exhibit A, attached hereto, for Company.  Contractor shall provide the Services during the period beginning on the Separation Date and ending on June 30, 2011 (the “Work Period”) unless sooner terminated in accordance with Section 9.

(b)         During the Work Period, Company agrees to pay Contractor the compensation set forth in Exhibit A for the Services. Except as noted on Exhibit A, all payments set forth in this Section 2 and on Exhibit A shall be subject to all applicable federal, state and/or local withholding taxes, and Company may withhold from any amounts payable to Contractor (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.

(c)         On the Separation Date, Contractor agrees to sign the release set forth in Exhibit B.

3.           CONFIDENTIALITY

(a)         "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, all Work Product as defined in Section 3(a) below, research, product plans, products, services, customers, customer lists, markets, source code, algorithms, software, developments, techniques, improvements, invention (whether patentable or not), works of authorship, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information  disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.  Without limiting the generality of the foregoing, Confidential Information shall include the terms of this Agreement and any information relating to any Company employee, customer or supplier obtained in connection with Contractor's relationship with Company.

(b)         Contractor will not, during or subsequent to the term of this Agreement, use Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company's Confidential Information to any third party.  It is understood that said Confidential Information shall remain the sole property of Company.  Contractor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.  Confidential Information does not include information which: (i) is known to Contractor at the time of disclosure to Contractor by Company as evidenced by written records of Contractor, other than as a result of any prior services rendered by Contractor to Company; (ii) has become publicly known and made generally available through no wrongful act of Contractor; or (iii) has been rightfully received by Contractor from a third party who is authorized to make such disclosure.  Without the Company's prior written approval, Contractor will not directly or indirectly disclose to anyone the contents of this Agreement.

(c)         Contractor agrees that Contractor will not, during the term of this Agreement, use for or disclose to Company any proprietary information (including but not limited to any trade secret) of any former or current employer of Contractor or other person or entity to the extent such use or disclosure would violate any agreement, duty, law or regulation to which Contractor, or, to Contractor's knowledge, the Company, is subject, unless consented to in writing by such employer, person or entity.  Contractor will indemnify Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of any law, regulation or third party's rights resulting in whole or in part from the Company's use of information or Work Product furnished by Contractor under this Agreement.

(d)         Contractor recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Contractor agrees that Contractor owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company's agreement with such third party.

(e)         Upon the termination of this Agreement, or upon Company's earlier request, Contractor will deliver to Company all of Company's property or Confidential Information that Contractor may have in Contractor's possession or control.

4.           OWNERSHIP

(a)           Contractor agrees that all works of authorship, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas, techniques, know-how and trade secrets, whether or not patentable, conceived, made or discovered by Contractor, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of Company that Contractor may be directed to undertake, investigate or experiment with, or which Contractor may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, "Work Product"), are the sole property of Company.  In addition, any Work Product which constitute works of authorship shall be considered "works made for hire" as that term is defined in the United States Copyright Act.  Contractor further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(b)         Contractor agrees to assist Company, or its designee, at Company's expense, in every proper way to secure Company's rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Contractor further agrees that Contractor's obligation to execute or cause to be executed, when it is in Contractor's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)         Contractor agrees that if in the course of performing the Services, Contractor incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery, work or other proprietary information owned by Contractor or in which Contractor has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Work Product.

(d)         Contractor agrees that if Company is unable because of Contractor's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Contractor's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to Company above, then Contractor hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Contractor's agent and attorney in fact, to act for and in Contractor's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Contractor.

5.           DISCLOSURE AND REPORTS

Contractor agrees that Contractor will (i) promptly disclose in writing to Company all Work Product, (ii) from time to time during the term of this Agreement or any extension thereof keep Company advised as to Contractor's progress in performing the Services hereunder, and (iii) as requested by Company, prepare written reports with respect thereto.  It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Contractor's Services.

6.          NON-SOLICITATION; NON-DISPARAGEMENT

Contractor agrees that during the term of this Agreement and for one (1) year thereafter, Contractor will not encourage or solicit any employee or Contractor of Company to leave the Company for any reason. Contractor also agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning (i) Company, its officers, directors and employees; (ii) the products, services or programs provided or to be provided by Company; (iii) the business affairs or the financial condition of Company; or (iv) the circumstances surrounding Contractor’s employment or consulting relationship with the Company.  Company agrees to instruct its officers and senior managers not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning Contractor.

7.          STANDARD OF PERFORMANCE

Contractor’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry and all results will be Contractor’s independent work. Contractor shall comply with all applicable laws and Company safety rules in the course of performing the Services.  If Contractor’s work requires a license or permit, Contractor has obtained that license or permit and it is in full force and effect.

8.           CONFLICTING OBLIGATIONS

(a)           Contractor certifies that Contractor has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Contractor from complying with the provisions hereof, and further certifies that Contractor will not enter into any such conflicting Agreement during the term of this Agreement.

(b)         In view of Contractor's access to Company's trade secrets and proprietary know-how, Contractor further agrees, without limiting any obligations set forth in Section 3 hereof, not to provide sales, marketing, strategic consulting, research and development, or other services substantially similar to the Services to or for the benefit of any entity that competes directly with the Company for a period following the termination of this Agreement equal to (i) the number of months this Agreement was in effect or (ii) nine (9) months, whichever is shorter.

9.           TERM AND TERMINATION

(a)           This Agreement will commence on the date first written above and will continue until the end of the Work Period, or until sooner terminated as provided below.

(b)         Notwithstanding anything herein to the contrary, Company may terminate this Agreement upon 30 days’ prior written notice if Contractor refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement, and Contractor fails to cure such failure of performance or breach within such notice period.

(c)         Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)      that Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Contractor for Services completed and accepted by Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii)  Sections 3, 4, 6, 8(b), 9(c), 10, 11, 12, 13 and 14 shall survive termination of this Agreement. Contractor agrees that Company is entitled to communicate Contractor’s obligations under this Agreement to any future or potential client or employer of Contractor.

10.           SUBCONTRACTING; ASSIGNMENT

Contractor shall not subcontract or assign any obligations hereunder to any third party without the express prior written consent of the Company.  Neither this Agreement, any right hereunder or interest herein may be assigned or transferred by Contractor without the express written consent of Company.

11.          INDEPENDENT CONTRACTOR

Nothing in this Agreement shall be construed in any way to constitute Contractor as an agent, employee or representative of Company, but Contractor shall perform the Services hereunder as an independent contractor.  Contractor agrees to furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement.  Contractor acknowledges and agrees that Contractor is obligated to report as income all compensation received by Contractor pursuant to this Agreement, and Contractor agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.  Contractor further agrees to indemnify Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items; or (ii) resulting from Contractor's being determined not to be an independent contractor.

12.          EQUITABLE RELIEF

 Contractor agrees that it would be impossible or inadequate to measure and calculate Company's damages from any breach of the covenants set forth in Sections  3, 4, 6 or 8(b)herein.  Accordingly, Contractor agrees that if Contractor breaches Sections 3, 4, 6 or 8(b), Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision.  Contractor further agrees that no bond or other security shall be required in obtaining such equitable relief and Contractor hereby consents to the issuances of such injunction and to the ordering of such specific performance.

13.          GOVERNING LAW AND LEGAL ACTIONS

This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws principles.  The parties hereby consent to the jurisdiction of the state and federal courts located in New York County, New York for the adjudication of any case or controversy arising under or relating to this Agreement, and each party hereby irrevocably waives any right to a jury trial in any such action or proceeding.

14.          NOTICES; ENTIRE AGREEMENT

All notices under this Agreement shall be addressed to the other party at the address shown below or such other address as either party may notify the other of and shall be deemed given (i) upon delivery to the party to be notified if delivered by hand or professional courier service or confirmed fax, or (ii) three days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  This Agreement is the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.

15.          COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

INTRALINKS HOLDINGS, INC.

By: /s/ J. Andrew Damico

Name: J. Andrew Damico

Title: President and Chief Executive Officer

150 E. 42nd Street

8th Floor

New York, NY 10017

CONTRACTOR

By: /s/ Gary Hirsch

Name: Gary Hirsch

Address: 331 Thayer Pond Rd, Wilton CT 06897

EXHIBIT A

SERVICES AND COMPENSATION

1.             Contact.   Contractor's principal Company contact shall be David Curran, Executive Vice President, Business and Legal Affairs, located at Company's New York office.

2.	Services.

(a)           The services to be provided by Contractor during the Work Period shall include assisting the Company, at the specific request of David Curran, Executive Vice President, Business and Legal Affairs, in any matter relating to duties previously performed by Contractor as an employee of the Company, including those activities listed below, and such other transition duties or cooperation as may be reasonably required by Mr. Curran from time to time (collectively, the “Services”).  Contractor shall control the means by which he provides Services, but acknowledges and agrees that Company is retaining him to provide the Services because his skills and knowledge are exceptional and unique and, therefore, that he will provide the Services personally.

(b)           It is understood this is not a fixed time based engagement. It is understood Services are provided on a non-exclusive basis and Contractor may accept employment with or become engaged to provide services to other entities (subject to Section 8(b) of this Agreement). The parties will cooperate to enable Contractor to meet such other commitments in conjunction with performance of the Services.  Acceptance or performance of such other commitments (provided Contractor complies with Section 8(b) of this Agreement) shall not constitute a breach of this Agreement by Contractor, nor be a basis or justification for suspension or termination of this Agreement by the Company.

3.	Compensation.

(a)           Company shall pay Contractor at a monthly rate of $18,333 per month, from January 1, 2011 through June 30, 2011.

(b)           Company shall reimburse Contractor for reasonable travel and business expenses incurred by Contractor in performing Services pursuant to this Agreement and authorized in advance in writing.

(c)          Contractor shall provide Company with monthly invoices detailing the consulting, fees and expense reimbursements due under this Agreement, and shall itemize and provide receipts for expenses upon request.  Company agrees to pay approved invoices within thirty (30) days of receipt.

(d)          In accordance with the provisions of COBRA, until June 30, 2011 the Company shall make premium payments on Contractor’s behalf to continue health coverage under the same plans available to active Company employees, under the same rules, restrictions and regulations applicable thereto; provided however, that such premium payments shall be no greater than seventy percent (70%) of total premium.  Thereafter, Contractor will be responsible for any and all payments for the elected period of continued health insurance coverage under COBRA.

(e)          Company confirms and agrees that Contractor shall be eligible for any applicable cash bonus award that Contractor would have received had Contractor remained an employee of the Company pursuant to Company’s Senior Executive Incentive Bonus Plan for fiscal year 2010 based on fiscal 2010 performance as contemplated thereunder.  Any such bonus eligibility and payment shall be made under the same rules, restrictions and regulations applicable to other participants under the Senior Executive Incentive Bonus Plan (except as modified hereby to permit Contractor’s continued participation).  In addition, Contractor shall be eligible for supplemental bonus compensation, in an amount to be determined in the discretion of the Company, at such time, if any, that the Company awards to any executive officer a discretionary bonus attributable to the successful completion of the Company’s initial public offering.

(f)          In accordance with the terms of the stock option and other equity award agreements relating to  Contractor’s equity awards listed below, Company confirms and agrees that for purposes of each such agreement the term “employment” shall include Contractor’s consulting relationship, such that (i) each unvested equity award listed below shall continue to vest until the termination of the Work Period and (ii) vested shares under each such equity award shall remain exercisable in accordance with its terms following the termination of the Work Period, but in no event later than the scheduled expiration date of such equity award.  Contractor agrees to execute, acknowledge, and deliver to Company all such documents and agreements reasonably necessary, in Company’s discretion, to enable Company to accomplish the objectives described in this Section 3(f).

February 27, 2010 ISO Grant

December 4, 2007 ISO Grant

December 4, 2007 RSA Grant

(g)          In the event of Contractor’s death during the Work Period, all compensation payable to Contractor under this Exhibit A shall be made to Contractor’s spouse (or other heirs in the event of such spouse’s death).

EXHIBIT B

Release

WHEREAS, Employee was an employee-at-will;

WHEREAS, the Company and Employee have agreed to amicably resolve all issues arising out of their employment relationship, including agreeing to payment of additional consideration, as set forth below; and

WHEREAS, Employee, in consideration of the Independent Contractor Services Agreement between the Company and the Employee dated October 6, 2010 (the “Consulting Agreement”) and the payments made and to be made thereunder, has agreed to release and forever discharge the Company from any and all liabilities, claims or obligations arising from the employment relationship.

NOW, THEREFORE, in consideration of the covenants contained herein, and the promises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employee acknowledges that Employee’s employment will be terminated as a result of Employee’s resignation effective December 31st, 2010.

2.
Nothing in this Agreement shall be construed to prevent Employee from filing a Charge with, or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC), or applicable state/city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Employee gives up the right to receive any relief whatsoever, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

3.
Notwithstanding paragraph 5, Employee understands and agrees that by signing this Agreement Employee is not releasing claims that relate to: (i) any claims arising after the date Employee signs this Agreement; (ii) any claims for enforcement of this Agreement or the Consulting Agreement; (iii) any rights or claims to workers’ compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; (v) any claims or rights which cannot be waived by law and/or (vi) any continuing rights for indemnification under any indemnification agreement, insurance policy or program of the Company or its affiliates, or charter or bylaws of the Company in effect as of December 31, 2010.

4.
For good and valuable consideration including but not limited to the opportunity to enter into the Consulting Agreement, Employee, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby voluntarily and unconditionally releases and waives his rights to pursue any and all legal claims, rights, debts, liabilities, demands, causes of action, obligations, complaints, grievances, losses, covenants, contracts, agreements, promises, damages, lawsuits or administrative proceedings in United States federal or state courts or administrative agencies, known or unknown, suspected or unsuspected, arising from the beginning of the world through the date of this Release agreement, against the Company, its employee benefits plans, parent, subsidiary or affiliated companies, and/or their respective present or former directors, officers, employees, agents and fiduciaries, including, without limitation, any claims, lawsuits or administrative proceedings arising out of or in any way relating to the Employee's employment with the Company, termination or resignation from such employment.  This release and waiver shall include, but is not limited to, any and all claims of unlawful employment discrimination in regard to citizenship, immigration status, national origin, gender, sexual orientation, religion, race, physical or mental disability, marital status or age, whether such claims may be brought pursuant to state or local law or the federal equal employment, fair employment, civil or human rights laws, codes, ordinances, or the laws of the United States, including, but not limited to, the Americans With Disabilities Act, the Worker Adjustment and Restraining Notification Act,  the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Act, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, as amended, New York's Executive Laws, New York’s Labor Laws, New York City Human Rights Laws, the California Fair Employment and Housing Act, any provisions of the California Labor Code pertaining to hours of work or the payment of wages, including (but not limited to) California Labor Code sections 200-272, 500-558, 1171-1205, any Wage Orders promulgated by the California Industrial Welfare Commission, and any and all claims arising out of his employment or lack of employment with the Company.  This release and waiver shall further include, but not be limited to, all claims under local, state and federal law, including, but not limited to, wrongful employment termination, breach of express or implied contract of employment, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, express or implied tort, invasion of privacy, retaliation, breach of the covenant of good faith and fair dealing, or any other tort or contract claim, or other claims for punitive or compensatory damages relating in any manner whatsoever to Employee’s employment or lack of employment with the Company.

5.
With respect to any claim of age discrimination brought pursuant to the ADEA, it is expressly understood that Employee is hereby waiving rights or claims under this Act in a “knowing and voluntary” manner, in accordance with the meaning of those terms as set forth in 29 U.S.C. §626(f)(1).  In connection therewith, Employee, by signing this Agreement, hereby acknowledges and represents that:

a.
She/he has been advised that she/he has the opportunity to consult with an attorney in connection with the execution of this Agreement, and that she/he has a period of up to twenty one (21) days in which to consider this Agreement, including his waiver of statutory rights for age discrimination under this Agreement; and

b.
in accordance with the provisions of 29 U.S.C. §626(f)(1), she/he shall have a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement by providing written notice of such revocation by hand or overnight courier service (e.g. FedEx, UPS) delivery to:

IntraLinks, Inc.
150 East 42nd St., 8th Fl
New York, NY 10017
Attention: Human Resources

6.	In further consideration of the Company’s willingness to pay amounts provided for in this Agreement to which Employee is not otherwise entitled, Employee hereby agrees:

a.	Not to make any critical or disparaging statements about the Company;

b.	Not to allege that the ending of Employee’s employment relationship with the Company suggests any violation of law or Company policy;

c.
Not to engage in actions contrary to the interests of the Company except: (i) to pursue or enforce enforce any rights reserved in paragraph 3 above; or (ii) to the extent required by law; provided, however, that if Employee receives a subpoena or similar demand relating in any way to the Company, Employee shall promptly notify the Company so that the Company shall have the ability to seek an appropriate protective order prior to Employee making any disclosure in response to such subpoena or demand;

d.	Not to remove from the custody of the Company, any documents, facsimiles, computer tapes, disks or printouts, or other written or electronically-produced information of a confidential nature;

e.
To return to the Company any Company property in the Employee’s possession or otherwise given to Employee for his use, including but not limited to, credit cards, computers (laptops, desktops, PDAs, etc.), cell phones, keys, identification badges, Company property, assets, manuals, notes, reports, agreements of any kind or nature belonging to or pertaining to the Company;

f.	To pay in full any outstanding balance on any corporate credit card issued to Employee; and

g.	To give to the Company all passwords/encryption keys for Company-related files which are password protected/encrypted.

7.
The Employee represents and warrants that neither he nor any other person or entity on his behalf has made or filed any complaint, charge, or grievance against the Company with any local, state or federal agency or department, including but not limited to, the U.S. Department of Labor, New York Department of Labor and/or the California Division of Labor Standards Enforcement, California Department of Fair Employment and Housing, , or the Equal Employment Opportunity Commission.

8.
This Agreement covers and includes all claims that the Employee has against the Company, whether actually known or not, despite the fact that California Civil Code Section 1542 may provide otherwise.  Each party expressly waives all rights and benefits available to him / it in any capacity under the provisions of Section 1542, which provides as follows:

i.
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known must materially affect the settlement with the debtor.

9.
Employee affirms that, in making this Agreement, he is not relying on, and has not relied on, any representation or statement by the Company or its attorneys with respect to any facts surrounding the termination of his employment or rights he may have or assert in connection therewith.  The Employee fully understands and warrants that, if any fact on which he relied in executing this Agreement be found thereafter to be other than, or different from, the facts now believed by him to be true, Employee expressly accepts and assumes the risk of such possible difference in fact and acknowledges that this Agreement shall be and remains effective notwithstanding any such difference in fact.

10.
In the event Employee so notifies the Company in writing of his decision to revoke this Agreement within the Revocation Period, he will waive and forfeit any entitlement to the amounts identified in the Consulting Agreement, and the Company shall have no further obligation to make said payments to Employee. Both parties understand that Employee’s decision to terminate this Agreement operates to terminate Employee’s employment effective as of December 31, 2010.

11.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, administrators, executors, representatives, successors, and assigns.  Employee represents and warrants that no person other than Employee has any interest or right in the matters referred to herein, that Employee has the sole right and exclusive authority to execute this Agreement, and that Employee has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

12.
Should any of the provisions set forth herein be determined to be invalid by any court, agency or any other tribunal of competent jurisdiction, such determination shall not affect the enforceability of the other provisions herein and, to this end, the provisions of this Agreement are declared to be severable.

13.	No other consideration has or will be furnished or paid other than the consideration herein recited.

14.
Employee and Company agree that this Agreement may be executed in multiple counterparts, including a facsimile copy, and that it is the intent of Employee and Company that a copy of this Agreement signed by either Employee or Company shall be deemed to constitute an original, and shall be fully enforceable against such party.

15.
This written Consulting Agreement and Release embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and, with exception to the promises, agreements, and covenants referenced in paragraph 16, no promise, condition, representation or warranty, express or implied, not set forth herein shall bind any party hereto.  No provision of this Agreement may be modified, waived or discharged, unless such modification or discharge is agreed to in a written document signed by both parties to this Agreement.  No waiver by either party hereto of any breach by the other party of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.  No such waiver by the Company shall be effective unless it shall be set forth in writing and signed by the President of the Company.

16.
Notwithstanding any provision hereof to the contrary, nothing in this Agreement shall supersede, cancel, or otherwise affect any provisions of any confidentiality, non-competition and/or non-solicitation agreement and restrictive covenants in effect between the Employee and the Company which survive the termination of Employee’s employment with Company.  Employee further acknowledges the Company is and shall remain the sole owner of all rights, title, and ownership, intellectual property, and other interests in and to any and all inventions, original works of authorship, developments, discoveries, improvements, derivative works, algorithms, file layouts, formulas, computer programs, source or object code, compositions, trade secrets, designs, processes, techniques, know-how and data, innovations and ideas, whether or not patentable, including, but not limited to, information regarding products, procedures, methods, equipment, compositions, technology, formulas, research and development programs, sales methods, cost of production and overhead, customer lists, customer usages and requirements, and other confidential technical or business information, which Employee has solely or jointly conceived or developed or reduced to practice within the scope of his employment with the Company.  Employee acknowledges that all original works of authorship which have been made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act of 1976, as amended.

17.
The interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the choice of law provisions of such jurisdiction.  New York courts shall be the forum for resolving any dispute relating to or arising under this Agreement.  The Employee irrevocably submits to the exclusive jurisdiction of the federal and state courts for the State of New York for purposes of any action, suit, or other proceeding arising out of or relating to this Agreement.

DO NOT SIGN UNTIL CLOSE OF BUSINESS ON DECEMBER 31, 2010.

____________________________________	_______________________
Gary Hirsch	Date

IntraLinks Holdings, Inc.

By:  _________________________________

Date: _______________________________